Exhibit 99.1

Investor Relations Contacts:	Media Contact:
Antonella Franzen	Stephen Wasdick
+1-609-720-4665	+1-609-806-2262
afranzen@tyco.com	swasdick@tyco.com

Leila Peters
+1-609-720-4545
lpeters@tyco.com

FOR IMMEDIATE RELEASE:

TYCO AGREES TO SELL ITS SECURITY BUSINESS IN SOUTH KOREA TO THE CARLYLE GROUP FOR

$1.93 BILLION

NEUHAUSEN, Switzerland, March 3, 2014 – Tyco (NYSE: TYC) today announced that it has signed a definitive agreement to sell Tyco Fire & Security Services Korea Co. Ltd. and its subsidiaries (ADT Caps Co., Ltd., Capstec Co., Ltd. and ADT Security Co., Ltd.) that form and operate the Company’s South Korean security business (“ADT Korea”) to The Carlyle Group (NASDAQ: CG), in a cash transaction valued at approximately $1.93 billion. The transaction is expected to close in Tyco’s fiscal third quarter of 2014, subject to customary closing conditions including required regulatory approval.

ADT Korea is a leading provider of advanced security solutions in South Korea, serving approximately 475,000 small-and-medium-sized businesses, commercial and residential customers. The business provides central monitoring services, with video surveillance and dispatch, access control and other customized security solutions as well as guarding services. The business is headquartered in Seoul, South Korea, with approximately 7,500 employees and a nationwide network that includes 69 branches.

“We are pleased to announce the sale of ADT Korea in a transaction that provides value to our shareholders,” said George Oliver, Tyco’s Chief Executive Officer. “While ADT Korea is healthy and profitable, this transaction represented a unique opportunity to realize the value generated in the business over time and redeploy it to further enhance our portfolio and maximize shareholder value. We continue to execute on our three year strategy which positions us to deliver a 15% earnings per share CAGR in fiscal 2015.”

“ADT Korea is a leader in the South Korean market, with a strong management team and highly dedicated employees. We thank them for their contributions to Tyco and know they will continue to thrive within The Carlyle Group.”

Tyco’s net cash proceeds from the transaction are expected to be $1.85 billion. The proceeds will allow Tyco to increase cash deployed for earnings-accretive activities, such as strategic acquisitions, share repurchases and organic growth initiatives, as well as other corporate purposes.

Financial Highlights:

For fiscal 2014, ADT Korea is expected to generate revenue and operating income of approximately $600 million and $125 million, respectively, with an EBITDA margin of approximately 30%, contributing annual earnings per share (“EPS”) to Tyco of approximately $0.20. Tyco’s financials will be re-cast to report this business as a discontinued operation.

As a result of the transaction, the Company expects that approximately $0.05 of EPS in the second fiscal quarter will now be reflected in discontinued operations. Therefore, the Company is updating its EPS guidance solely for this reclassification. The Company now expects EPS from continuing operations before special items for the second fiscal quarter to be in the range of $0.39 to $0.41 compared to original guidance of $0.44 to $0.46. The Company will provide an update on full year guidance during the quarterly earnings call to be held in April.

Morgan Stanley acted as Tyco’s financial advisor in connection with this transaction, and Simpson Thacher & Bartlett LLP and Kim & Chang acted as legal counsel.

Additional information regarding the transaction can be found in a summary presentation in the Investor Relations section of Tyco’s website at http://investors.tyco.com.

ABOUT TYCO

Tyco (NYSE: TYC) is the world’s largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. A company with $10+ billion in annual revenue, Tyco has over 65,000 employees in more than 1,000 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. In many cases forward-looking statements are identified by words, and variations of words, such as “anticipate”, “estimate”, “believe”, “continue”, “could”, “intend”, “may”, “plan”, “potential”, “predict”, “positioned”, “should”, “will”, “expect”, “objective”, “projection”, “forecast”, “goal”, “guidance”, “outlook”, “effort”, “target”, and other similar words. However, the absence of these words does not mean the statements are not forward-looking. Examples of forward-looking statements include, but are not limited to, revenue, operating margin and other financial projections, statements regarding the health and growth prospects of the industries and end markets in which Tyco operates, the leadership, resources, potential, priorities, and opportunities for Tyco in the future, statements regarding Tyco’s credit profile, capital allocation priorities, capital market related activities, and Tyco’s acquisition, divestiture, restructuring and other productivity initiatives. The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties include, but are not limited to: economic, business, competitive, technological or regulatory factors that adversely impact Tyco or the markets and industries in which it competes; market fluctuations that impact Tyco’s capital market and portfolio activities, unanticipated expenses such as environmental, litigation or legal settlement expenses; tax law changes; and industry specific events or conditions that may adversely impact revenue or other financial projections. Actual results could differ materially from anticipated results. Tyco is under no obligation (and expressly disclaims any obligation) to update its forward-looking statements. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 27, 2013 and in subsequent filings with the Securities and Exchange Commission.

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